EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ardent Acquisition Corporation


We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated November 29, 2004, except for Note 7, as to which the date is January 24, 2005, on the financial statements of Ardent Acquisition Corporation as of October 31, 2004 and for the period from September 14, 2004 (date of inception) to October 31, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York


January 26, 2005